EXHIBIT 99.1

CONTACT:

Investors/Analysts:                                                                                             Media:

Felicia Vonella                                                                                                    Tierney Saccavino

Investor Relations                                                                                               Corporate Communications

(914) 326-5146                                                                                                   (914) 326-5104

fvonella@acorda.com                                                                               tsaccavino@acorda.com

FOR IMMEDIATE RELEASE

Acorda Provides Update on Tozadenant Development Program

•	Identified cases of agranulocytosis, possibly drug-related, in some cases associated with sepsis and death
•	Increased blood cell count monitoring to weekly in ongoing Phase 3 program
•	Discussions with FDA and DSMB ongoing
•	Conference call today at 8:30 a.m.

ARDSLEY, NY – November 15, 2017 – Acorda Therapeutics, Inc. (Nasdaq: ACOR) today announced that it has increased the frequency of blood cell count monitoring for participants to weekly in its Phase 3 program of tozadenant for Parkinson’s disease. The Company took this action in response to cases of agranulocytosis, possibly drug-related, and in some cases associated with sepsis and death. Agranulocytosis is the absence of white blood cells, which fight infection. The Company also has paused new enrollment in the long-term safety studies, pending further discussion with the independent Data Safety Monitoring Board (DSMB) and the United States Food and Drug Administration (FDA).

The Phase 3 program includes an ongoing pivotal efficacy and safety study (CL05) and two long-term safety studies (CL05 extension and CL06).

Including the previously conducted Phase 2b study, approximately 890 patients have been exposed to tozadenant and 234 have been exposed to placebo. This corresponds to approximately 300 patient years of tozadenant exposure and 75 patient-years of placebo. There have been seven cases of sepsis, all in the tozadenant groups, five of which were fatal. Four of the sepsis cases were associated with agranulocytosis, two had no white blood cell counts available at the time of the event and one had a high white blood cell count.

“We have taken these steps in the best interests of the safety of patients in the tozadenant studies, which is our top priority,” said Ron Cohen, M.D., Acorda's President and CEO. “Contingent on further input from the DSMB and FDA, we continue to expect to report efficacy and safety results of the double-blind Phase 3 study in the first quarter of 2018.”

The Company will host a conference call today at 8:30 a.m. ET. To participate, please dial (866) 393-4306 or (734) 385-2616 and reference the access code 7587067. A replay of the call will be available from 11:30 a.m. ET on November 15, 2017 until 2:59 p.m. ET on December 15, 2017. To access the replay, please dial (800) 585-8367 (domestic) or (416) 621-4642 (international) and reference the access code 7587067. The webcast will be available in the Investor Relations section of the Acorda website at www.acorda.com.

About Tozadenant

Tozadenant is an oral adenosine A2a receptor antagonist currently in Phase 3 development as an adjunctive treatment to levodopa in Parkinson’s disease patients to reduce OFF time. A2a receptor antagonists have the potential to be the first new class of drug approved in the U.S. for improvement of motor symptoms in Parkinson’s disease in over 20 years. Following a successful Phase 2b clinical trial, published in The Lancet in 2014, Acorda is conducting a Phase 3 trial (CL05), in which tozadenant is taken for 24 weeks in addition to a person’s other Parkinson’s disease therapies. The trial is being conducted under a special protocol assessment, or SPA, from the FDA and is comparing two of the dose arms of tozadenant, 60 mg and 120 mg which were selected from the prior Phase 2b clinical trial, versus placebo. The trial is assessing improvement of motor function and activities of daily living in people with Parkinson’s while taking tozadenant. Data from this trial are expected in the first quarter of 2018. A separate open-label, long-term safety study (CL06) commenced enrollment in April 2017.

About Acorda Therapeutics

Founded in 1995, Acorda Therapeutics is a biopharmaceutical company focused on developing therapies that restore function and improve the lives of people with neurological disorders. Acorda has a pipeline of novel neurological therapies addressing a range of disorders, including Parkinson’s disease and multiple sclerosis. Acorda markets two FDA-approved therapies, including AMPYRA® (dalfampridine) Extended Release Tablets, 10 mg.

Forward-Looking Statement

This press release includes forward-looking statements. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or prospects should be considered forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including: the ability to realize the benefits anticipated from the Biotie and Civitas transactions, among other reasons because acquired development programs are generally subject to all the risks inherent in the drug development process and our knowledge of the risks specifically relevant to acquired programs generally improves over time; the ability to successfully integrate Biotie’s operations into our operations; we may need to raise additional funds to finance our operations and may not be able to do so on acceptable terms; our ability to successfully market and sell Ampyra (dalfampridine) Extended Release Tablets, 10 mg in the U.S., which will likely be materially adversely affected by the March 2017 court decision in our litigation against filers of Abbreviated New Drug Applications to market generic versions of Ampyra in the U.S.; the risk of unfavorable results from future studies of Inbrija (CVT-301, levodopa inhalation powder), tozadenant or from our other research and development programs, or any other acquired or in-licensed programs; we may not be able to complete development of, obtain regulatory approval for, or successfully market Inbrija, tozadenant, or any other products under development; third party payers (including governmental agencies) may not reimburse for the use of Ampyra, Inbrija or our other products at acceptable rates or at all and may impose restrictive prior authorization requirements that limit or block prescriptions; the occurrence of adverse safety events with our products; failure to maintain regulatory approval of or to successfully market Fampyra outside of the U.S. and our dependence on our collaborator Biogen in connection therewith; competition; failure to protect our intellectual property, to defend against the intellectual property claims of others or to obtain third party intellectual property licenses needed for the commercialization of our products; and failure to comply with regulatory requirements could result in adverse action by regulatory agencies.

These and other risks are described in greater detail in our filings with the Securities and Exchange Commission. We may not actually achieve the goals or plans described in our forward-looking statements, and investors should not place undue reliance on these statements. Forward-looking statements made in this press release are made only as of the date hereof, and we disclaim any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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